Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 24, 2011, in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-173461) and related Prospectus of Vishay Precision Group, Inc. for the registration of shares of its common stock.

Philadelphia, Pennsylvania

June 15, 2011

/s/ Ernst & Young LLP

Ernst & Young LLP